EXHIBIT 3(a)
                                  ------------
                                   CERTIFICATE
                                       OF
                      AMENDMENT TO THE CODE OF REGULATIONS
                                       OF
                              PEOPLES BANCORP INC.


         The undersigned hereby certify that they are the duly elected, qualified and acting Executive Vice President and Secretary, respectively, of Peoples Bancorp Inc., an Ohio corporation (the "Company"); that the Annual Meeting of the Shareholders (the "Annual Meeting") of the Company was duly called and held on April 8, 2004, at which Annual Meeting a quorum of Shareholders of the Company was at all times present in person or by proxy; that the Directors of the Company unanimously approved and recommended to the Shareholders the approval of an amendment to Sections 3.01, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08, and 3.11 of the Company's Code of Regulations and were duly adopted by the Shareholders of the Company at the Annual Meeting by the affirmative vote of the holders of shares entitling them to exercise at least a majority of the voting power of the Company entitled to vote thereon.

         IN WITNESS WHEREOF, the undersigned Executive Vice President and Secretary of Peoples Bancorp Inc., acting for and on behalf of said Corporation, have hereunto set their hands this 10th day of May 2004.


                       /s/ MARK F. BRADLEY
                           -------------------------------------------
                           Mark F. Bradley, Executive Vice President


                       /s/ RHONDA L. MEARS
                           -----------------------------------------------
                           Rhonda L. Mears, Secretary